Exhibit 10.06

September 11, 2007

VIA FACSIMILE AND EMAIL

Mr. Charles Nooney

[OMITTED]

[OMITTED]

Dear Charlie:

On behalf of MobiTV, Inc. (the “Company”), I am pleased to extend you an offer of employment with the Company. We are very excited about you joining the Company and look forward to your future success in this position.

The terms of your new position with the Company are as set forth below:

1. Position and Start Date. You will serve as the Company’s Chief Executive Officer, reporting to the Company’s Board of Directors. The Company’s management will make a recommendation to both the Board of Directors and common stock holders that you become Chairman of the Board of Directors. You will be working out of the Company’s headquarters in Emeryville, California. Your anticipated start date is October 15, 2007.

2. Compensation.

(a) Base Salary. You will be paid a monthly salary of $37,500 (the equivalent of $450,000 if annualized), subject to applicable withholdings. Your salary will be payable in equal biweekly installments pursuant to the Company’s regular payroll policy.

(b) Incentive Bonus. You will be eligible to participate in the Company’s bonus program. Your target annual bonus is thirty-three percent (33%) of your annual salary. The bonus plan is discretionary and bonuses are paid at the sole discretion of management and the Board of Directors. The funding of the plan is based on the Company’s achievement of targeted levels of success and financial performance. This award is also based on your individual performance as determined by the Company’s Board of Directors. You must be employed on the day that bonuses are paid to in order to be eligible for a bonus. For calendar year 2007, your target bonus will be pro-rated to your start date.

(c) Stock Options. As an added incentive, subject to approval by the Compensation Committee of the Company’s Board of Directors, you will be granted an option to purchase 3,500,000 shares of the Company’s common stock pursuant to the Company’s Amended and Restated 2000 Employee and Consultant Equity Incentive Plan (the “Plan”). This grant shall be an incentive stock option to the extent permitted by law. Under current IRS regulations, to the extent the option’s cumulative price exceeds $100,000 in a calendar year that portion of the grant will be a nonqualified option. The options will be granted at an exercise price equal to the fair market value of the stock on the date of the grant and will vest 25% at the end of the first full, continuous year of employment with monthly vesting thereafter at the rate of 1/48th of the total grant. Vesting will, of course, depend on your continued employment with the Company.

(d) Housing Allowance. During the period commencing on your start date and ending two years thereafter, the Company will pay you a monthly housing allowance in the amount of $2,083.33 per month (an amount equivalent to $25,000 per year if annualized) to assist you with housing-related expenses in the Bay Area (the “Housing Allowance”). The Company will reimburse you for your reasonable travel expenses from the Los Angeles area to the Bay Area in accordance with the Company’s expense reimbursement policy. Any amounts received by you in connection with the Housing Allowance and commute reimbursement will be reported as taxable income to you in the year received to the extent required by applicable tax law.

3. Termination of Employment and Severance Benefits.

(a) Termination without Cause; Constructive Termination. If your employment is terminated by the Company or its successor at any time without Cause (as defined below) or you become subject to a Constructive Termination (as defined below) at any time and you terminate your employment with the Company within six (6) months following such Constructive Termination, you will receive continued payment of your then-current, monthly base salary, plus payment by the Company of applicable COBRA premiums for you and your eligible dependents, for a period of six (6) months following the date of termination of your employment, in accordance with the Company’s regular payroll practices. In addition, if your employment is terminated without Cause (as defined below) during the period commencing on the six-month anniversary of your start date and ending on the one-year anniversary of your start date, the one-year vesting cliff set forth in Section 2(c) above shall not apply.

(b) Change of Control; Accelerated Vesting. In addition, if a Corporate Transaction (as defined below) occurs and, in connection with such Corporate Transaction or within twelve (12) months following such Corporate Transaction, (i) you are terminated by the Company without Cause (as defined below) or (ii) there is a Constructive Termination (as defined below) and you terminate your employment with the Company within six (6) months following such Constructive Termination, then, in addition to the benefits set forth in section 3(a) above, one hundred percent (100%) of the then-remaining unvested shares subject to the option described in Section 2(c) above will immediately vest.

(c) Defined Terms.

(i) A “Corporate Transaction” means the occurrence of any of the following events: (A) any sale or exchange of the capital stock by the stockholders of Company in one transaction or series of related transactions where more than 50% of the outstanding voting power of the Company is acquired by a person or entity or group of related persons or entitles; or (B) any reorganization, consolidation or merger of the Company where the outstanding voting securities of the Company immediately before the transaction represent or are converted into less than fifty percent 50% of the outstanding voting power of the surviving entity (or its parent corporation) immediately after the transaction; or (C) the consummation of any transaction or series of related transactions that results in the sale of all or substantially all of the assets of the Company.

(ii) A termination for “Cause” will exist at any time after the happening of one or more of the following events: (A) willful misconduct in the performance of your duties to the Company where such willful misconduct is materially and demonstrably injurious to the Company; (B) commission of any act of fraud with respect to the Company; (C) your conviction of a felony involving moral turpitude that is reasonably likely to cause material harm to the standing or reputation of the Company; (D) material and willful failure to follow the lawful written directions of the Company’s Board of Directors, provided such failure has not been cured within 30 days following a written notice from the Board of Directors of the Company; or (E) material violation of the Company’s Code of Business Conduct and Ethics. For purposes of the above definition, no act, or failure to act, by you shall be considered “willful” if done, or omitted to be done, by you in good faith and in the reasonable belief that your act or omission was in the best interest of the Company and/or required by applicable law.

(iii) A “Constructive Termination” means the occurrence of any of the following events: (A) any reduction in your base salary or material reduction in benefits, in each case not agreed to by you; (B) a material reduction in your job duties and responsibilities, not agreed to by you, that is inconsistent with your prior duties and responsibilities (provided that neither a change in job title nor reassignment following a change of control that does not actually result in a material reduction of your duties and responsibilities shall not constitute such a reduction); (C) if you are then commuting to the Company’s offices from the Las Angeles Area, a requirement that you relocate to an office that increases the distance of your commute to the Company’s offices (currently three hundred and ninety (390) miles) by more than one hundred and fifty (150) miles; or (D) if you are then living in the San Francisco Bay Area, a relocation of your place of employment by more than fifty (50) miles.

4. Benefits. You will be eligible to receive standard Company benefits, including medical, dental, and vision insurance benefits, disability and life insurance, and participation in a retirement savings plan, in accordance with the terms of all such benefit programs. The Company may modify, revoke, suspend or terminate any of the terms, plans, policies and/or procedures described or otherwise communicated to you, in whole or in part, at any time, with our without notice.

5. Vacation. You will be entitled to receive the standard number of vacation days as outlined in the Company’s vacation policy (currently, 15 paid vacation days per year plus 2 floating holidays), pro-rated for the remainder of this calendar year. Vacation shall be accrued and carried over in accordance with the Company’s vacation policy.

6. Confidential Information and Invention Assignment Agreement. In accordance with standard Company policy, this offer is contingent upon you completing and executing the enclosed Confidential Information and Invention Assignment Agreement prior to or on your start date. In addition, the Company is extending you this offer based upon your general skills and abilities and not your possession of any proprietary information belonging to your current or former employers. Should you decide to accept this offer, the Company requests that you do not disclose any such information or bring any materials belonging to any former employer. Further, you represent and warrant to the Company that you are not bound by any restriction or covenant not to compete that would prevent you from performing your expected job duties at the Company.

7. Immigration Reform and Control Act. Under the terms of the Immigration Reform and Control Act you are subject to the Act’s provisions. In order to comply, you must be a citizen of the United States of America or have the authorization to work in the United States. In either case, verification is required within 3 days of your date of hire. Please bring the appropriate documentation with you on your first day. (Please see attached Form I-9 for “List of Acceptable Documents”).

8. At-Will Employment. We hope that this will be the beginning of a rewarding employment relationship. However, you are not being promised any particular term of employment. You understand that your employment is at-will. You are not being offered employment for a definitive period of time and either you or the Company may terminate the employment relationship at any time and for any reason without prior notice. In addition, the Company’s policies, compensation and benefits may be amended at the Company’s discretion with or without notice; provided, however, that any changes to your compensation shall be subject to Section 3(c)(iii) above.

This letter, together with the Confidential Information and Invention Assignment Agreement, set forth the terms of your employment with the Company and supersede any prior representations, agreements, discussions, or offers between the parties, whether written or oral. To indicate your acceptance of the Company’s offer, please sign and date this letter in the space provided below and return it to me, along with a signed and dated copy of the Confidential Information and Invention Assignment Agreement. Please note that this offer is contingent upon you returning a signed copy of this letter to the Company prior to close of business on September 14. 2007.

We believe that you will make a significant contribution to the Company. I am looking forward to you accepting this offer and joining us in this exciting venture. If you have any questions, please do not hesitate to call me.

Very truly yours,

Jeff Brody

Board Member.

By my execution of this letter, I accept the offer of employment (and all of the terms and conditions) above.

Signature:	/s/ CHARLES NOONEY

Print Name:	Charles Nooney

Date:	9/14/07

To initiate the new hire process, please complete the following information:

Social Security Number:	[OMITTED]

Date of Birth:	[OMITTED]

Marital Status:	[OMITTED]